EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" and to incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-46189) of The AES Corporation on Form S-3 of our report dated December 30, 1997 relating to the financial statements of Companhia Centro-Oeste de Distribuicao de Energia Eletrica-CEEE D2 as at and for the nine months ended September 30, 1997 prepared in accordance with accounting practices originating in Brazil's Corporation Law, which appears in Item 7 of the Current Report on Form 8-K of The AES Corporation dated January 9, 1998.


/s/ Ernst & Young
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Auditores Independentes
Porto Alegre, Brazil
March 27, 1998